EXHIBIT 5.1




                                                              LINDLEY S. BRANSON
                                                              612 343-2827


                                                  August 16, 1995


HealthWatch, Inc.
2445 Cades Way
Vista, California  92083

         RE:      Registration Statement on Form S-3
                  No. 33-88032

Ladies/Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of an aggregate of 375,000 shares of common stock (the "Shares") of HealthWatch, Inc. (the "Company").

         We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-3. We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company, such records of proceedings of the Company as we deemed material and such other certificates, records and documents as we considered necessary for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable securities of the Company. We understand that this opinion is to be used in connection with the Registration Statement. We consent to a filing of a copy of this opinion with the Registration Statement.

                               Very truly yours,

                               GRAY, PLANT, MOOTY,
                                 MOOTY & BENNETT, P.A.



                                               By ______________________________
                                                  Lindley S. Branson
LSB/pbk
GP:213816 v1